Exhibit 3.15

BY-LAWS

OF

LONGWOOD INDUSTRIES, INC.

Adopted November 20, 1991

ARTICLE I

OFFICES

1. Registered Office and Agent — The registered office of the Corporation in the State of New Jersey is at 570 Broad Street, Newark, New Jersey.

The registered agent of the Corporation at such office is NANCY C. MCDONALD.

2. Principal Place of Business. — The principal place of business of the Corporation is:

325 Columbia Turnpike

Florham Park, New Jersey 07932

3. Other Places of Business. — Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.

ARTICLE II

SHAREHOLDERS

1. Annual Meeting. — The annual meeting of shareholders shall be held upon not less than ten nor more than sixty days written notice of the time, place, and purposes of the meeting at 10:00 o’clock a.m. on the twentieth day of the month of November of each year at 570 Broad Street, Newark, New Jersey or at such other time and place as shall be specified in the notice of meeting, in order to elect directors and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

2. Special Meetings. — A special meeting of shareholders may be called for any purpose by the president or the Board. A special meeting shall be held upon not less than ten nor more than sixty days written notice of the time, place, and purposes of the meeting.

3. Action without Meeting. — The shareholders may act without a meeting if, prior or subsequent to such action, each shareholder who would have been entitled to vote upon such action shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

4. Quorum. — The presence at a meeting in person or by proxy of the holders of shares entitled to cast a majority of the votes shall constitute a quorum.

ARTICLE III

BOARD OF DIRECTORS

1. Number and Term of Office. — The Board shall consist of no less than two (2) and no more than three (3) members to be set by the shareholders. The directors shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until each director’s successor shall have been elected and qualified.

2. Regular Meetings. — A regular meeting of the Board shall be held without notice immediately following and at the same place as the annual shareholders’ meeting for the purposes of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.

3. Special Meeting. — A special meeting of the Board may be called at any time by the president or by directors for any purpose. Such meetings shall be held upon 2 days’ notice if given orally, (either by telephone or in person,) or by telegraph, or by 10 days’ notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.

4. Action Without Meeting. — The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

5. Quorum. — A majority of the entire Board shall constitute a quorum for the transaction of business.

6. Vacancies in Board of Directors. — Any vacancy in the Board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

ARTICLE IV

WAIVERS OF NOTICE

Any notice required by these by-laws, by the certificate of incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.

ARTICLE V

OFFICERS

1. Election. — At its regular meeting following the annual meeting of shareholders, the Board shall elect a president, a treasurer, a secretary, and it may elect such other officers, including one or more vice presidents, as it shall deem necessary. One person may hold two or more offices.

2. Duties and Authority of President. — The president shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the president. The president may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He shall have the general powers and duties of management usually vested in the office of president of a corporation.

3. Duties and Authority of Vice President. — The vice president shall perform such duties and have such authority as from time to time may be delegated to him by the president or by the Board. In the absence of the president or in the event of his death, inability, or refusal to act, the vice president shall perform the duties and be vested with the authority of the president.

4. Duties and Authority of Treasurer. — The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the president of the Board.

5. Duties and Authority of Secretary. — The secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The secretary shall have charge of the seal of the Corporation. The secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the president or the Board.

ARTICLE VI

AMENDMENTS TO AND EFFECT OF BY-LAWS; FISCAL YEAR

1. Force and Effect of By-laws. — These by-laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation’s certificate of incorporation, as it may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in the Act or the certificate of incorporation, the provision of the Act or the certificate or incorporation shall govern.

2. Wherever in these by-laws references are made to more than one incorporator, director or shareholder, they shall, if this is a sole incorporator, director, Shareholder Corporation, be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the corporation.

3. Amendments to By-laws. — These by-laws may be altered, amended or repealed by the shareholders or the Board. Any by-law adopted, amended or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal it.

4. Fiscal Year. — The fiscal year of the Corporation shall begin on the first day of October of each year.

LONGWOOD INDUSTRIES, INC.

AMENDMENT TO BY-LAWS

(adopted May 30, 2000)

Article III, Section 1 of the By-Laws of Longwood Industries, Inc. shall be amended to read in its entirety as follows:

1. Number and Term of Office. — The Board shall consist of no less than two (2) and no more than four (4) members to be set by the Board. Except for one director who shall be elected by the Note Holders so long as the Notes shall remain outstanding, all directors shall be elected by the shareholders at each annual meeting and shall hold office until the next meeting of shareholders and until each director’s successor shall have been elected and qualified.

“Note Holders” shall mean those holders of the Junior Subordinated Notes (“Notes”) dated May 31, 2000 made by the Corporation in the aggregate amount of $12.27 million in connection with the Corporation’s financing of the acquisition of the stocks and assets of its rubber molding operations